Exhibit 99.6

Industry Facts

Koch Industries, Inc. owns a diverse group of companies engaged in trading, investment and operations. These companies have a presence in about 50 countries and employ nearly 30,000 people in core industries such as trading, petroleum, chemicals, fibers, intermediates and polymers, minerals, fertilizers, pulp and paper, chemical technology equipment, ranching, securities and finance, as well as in other ventures and investments. Koch Industries is based in Wichita, Kan.

Petroleum and Chemicals: Koch subsidiaries are involved in crude oil supply and refining, chemical production, exploration and production, and wholesale marketing of fuel oil, base oils, chemical intermediates, petrochemicals, gasoline, asphalt and other products.

•	Refining and chemicals: Flint Hills Resources produces fuels and other petrochemical commodity products. The company operates refining complexes in Alaska (North Pole), Minnesota (Pine Bend) and Texas (Corpus Christi) with a combined crude oil processing capacity of about 800,000 barrels per day. The primary chemical production facility located within the Texas complex produces and markets feedstocks for the petrochemical industry. A facility near Joliet, Ill., produces chemical intermediates, which have end uses in polyester fibers, agricultural chemicals, packaging, automobile and appliance parts. Flint Hills Resources also has an interest in a base oil facility near Lake Charles, La.

•	Koch subsidiaries also own a Netherlands refinery and domestic crude oil terminals.

•	Asphalt: Flint Hills Resources produces asphalt at refineries in Alaska and Minnesota. The company also operates various asphalt terminals in the Midwest that receive product directly from the Pine Bend refinery. Affiliates of sister company, KMC Enterprises, LLC, also own and operate asphalt plants in China.

Pipelines: Koch Pipeline Company, L.P. owns or operates about 4,000 miles of pipelines that transport crude oil, refined petroleum products and natural gas liquids. A KPL subsidiary, Koch Alaska Pipeline Company, owns a 3 percent interest in the Trans Alaska Pipeline System. Koch Capital Investments Company is an investor in Colonial Pipeline Company, owner and operator of the world’s largest-volume refined products pipeline.

Ranching: Matador Cattle Company operates three ranches with about 445,000 acres: Beaverhead in Montana, Spring Creek in Kansas, and Matador in Texas. Matador has one of the nation’s 10 largest cow/calf operations and markets about 5 million pounds of beef each year.

Chemical Technology: Subsidiaries of Koch Chemical Technology Group LLC design, manufacture, sell, install and service process and pollution-control equipment for industries and municipalities worldwide. Products and services include: mass transfer and separations technology; acid-proof construction; combustion and environmental equipment; diagnostic and specialty plant services; heat transfer equipment; modular mass transfer system design and build; and filtration products.

Commodity Trading: Koch Supply & Trading, LLC, through its subsidiaries, offers global trading and risk management activities in crude oil, natural gas and gas liquids, steel, refined petroleum products, industrial metals, chemicals and other commodities, with traders and originators located in Houston, Wichita, New York, London, Rotterdam (The Netherlands), Singapore, Mumbai and Moscow. Other Koch-related companies have trading capabilities in their industry areas including minerals, fertilizer, and other commodities, financial derivatives, municipal bonds, to customers around the globe.

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Minerals: Koch Mineral Services, LLC subsidiaries are involved in a variety of marketing, trading, and exploration and production capabilities.

•	Koch Exploration Company, LLC and its subsidiaries acquire, develop and trade heavy crude oil, conventional oil, unconventional gas and conventional natural gas in the United States, Canada and Brazil.

•	Koch Nitrogen Company and its affiliates own and invest in nitrogen fertilizer production and storage capacity in North America, Trinidad and Tobago and Venezuela. The company’s fertilizer interests manufacture, market and distribute more than 6 million metric tons of nitrogen products annually.

•	Koch Carbon, LLC is a world leader in the trading, marketing and terminalling of petroleum coke, coal, salt, slag, cement, clinker, ocean freight, and other related commodities. As part of this trading business, these companies employ a network of large bulk terminals in the United States as well as in Venezuela.

•	Koch Pulp & Paper Trading, LLC, a Koch Mineral Services subsidiary, trades pulp and paper financial derivatives.

•	The C. Reiss Coal Company and its subsidiary, Reiss Viking, are the leading suppliers of high-quality magnetite for the North American coal industry’s one billion tons of coal produced every year, typically used to generate electricity to power homes and businesses.

Capital Markets: Oasis Capital Markets, LP, an affiliate of Koch Industries, conducts proprietary trading activities in interest rate, currency, credit and equity markets.

Fibers, Intermediates and Polymers: INVISTA B.V., through its subsidiaries, produces and markets fibers, intermediates and polymers worldwide. Comprised of five businesses – apparel, performance fibers, interiors, intermediates, and polymer and resins – the company has a presence in every major market and garment region in the world. INVISTA is committed to its customers’ growth through market insights and technology innovations. It is recognized across the globe through its well-known brands and trademarks in the industry including: LYCRA®, STAINMASTER®, ANTRON® and COOLMAX®.

Financial Services: Koch Financial Corporation provides custom financial services to state and local governments to acquire necessary assets such as telecommunication and energy management systems, emergency vehicles and other equipment. In addition to providing direct tax-exempt lease financing, Koch Financial Corporation and its affiliates actively manage a multibillion dollar portfolio of municipal securities, including high-grade municipal bonds, short-term, tax-exempt notes, structured tax-exempt securities and fixed income derivatives.

Pulp and Paper: Koch Cellulose, LLC, through its subsidiaries, produce fluff, market and filter pulps used in disposable diapers and sanitary products, fine papers, postage stamps, tissue products and coffee filters. Koch Cellulose GmbH markets these products through offices in Switzerland, Uruguay and Hong Kong. Wholly owned subsidiaries of Koch Cellulose, LLC own pulp mills at Brunswick, Ga., and New Augusta, Miss., and a short-line railroad servicing the New Augusta mill.

Business Development: Koch Genesis Company, LLC helps power growth for businesses by looking for early-stage investments and sponsoring entrepreneurs with vision, integrity, humility and passion. The company focuses its investment activity across a broad spectrum of business areas which Koch companies have existing capabilities such as energy, petrochemicals, specialty chemicals, fibers and resins, chemical processes and specialty materials.

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This communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Georgia-Pacific common stock described in this communication has not commenced. At the time the offer is commenced, an indirect, wholly-owned subsidiary of Koch Industries will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Georgia-Pacific will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Georgia-Pacific security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

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